Exhibit 99.1

MONARCH FINANCIAL REPORTS RECORD EARNINGS

Chesapeake, VA - Monarch Financial Holdings, Inc. (Nasdaq: MNRK), the bank holding company for Monarch Bank, reported record second quarter net income, record year to date net income and continued strong loan growth . Net income was $927,027 for the second quarter of 2008, up 17.8% from the second quarter of 2007 when net income was $787,195. For the first six months of 2008 net income was $1,895,228, compared to $1,713,583 for the same period in 2007, a 10.6% increase. Our 2008 annualized return on average equity (ROE) was 9.73% for the second quarter and 10.10% for the first six months, both ratios ahead of the previous year. Diluted earnings for the second quarter were $0.18 per share, compared to $0.15 the previous year, a 20% increase. Year-to-date 2008 diluted earnings per share were $0.38, compared to $0.33 the previous year.

“Despite all the negative news about banks in the media, we are pleased to report record results and continued balance sheet growth. Our Monarch Mortgage and Virginia Asset Group operations continue to contribute to our results during this time of compressed margins,” stated William ‘Tree’ Rountree, President and Chief Executive Officer. “We report a low level of problem loans, with our non-performing assets declining over the small amount reported last quarter. As we have always done, we will work with our clients as their financial advisor during this economic cycle and will not negatively react like many of our larger competitors have done recently. We remain focused on building a safe and sound company based on our capitalization and performance, which we think will differentiate us from our competition”.

Total assets at June 30, 2008 grew to $578.6 million, up $35.4 million for the quarter and up $151.1 million or 36.9% from the same period in 2007. Total loans increased $129.8 million to $487.4 million, up 36.3% from the same period in 2007. Deposits increased $121.6 million to $464.5 million, up 35.5% from the same period in 2007.

The Bank’s capital position remains strong with tier one regulatory capital growing to $55.3 million at June 30, 2008, which includes $10 million in trust preferred subordinated debt. On June 30, 2008, we announced the sale of an additional $7.2 million in common stock to boost the capital position and strength of the company. Monarch is ranked as highly capitalized in all categories, the highest rating given for capital adequacy.

With the one additional rate cut in April, followed by an unprecedented decline in rates year to date, our asset growth could not offset the rate decline’s effect on interest income. In addition, the competitiveness for deposits has kept deposit rates at a high level relative to loan rates. These two factors, along with the time lag in repricing time deposits, contributed to an 11.1% decline in net interest income in the second quarter and an 8.0% decline year to date for 2008. The consolidated net interest margin for the second quarter of 2008 was 2.96%, down from 4.46% in the same period of 2007. The expansion of mortgage operations was strategically designed to serve as an interest rate hedge for our asset-sensitive balance sheet, and it has performed well.

Asset quality remained strong by every measure with no loans past due 90 days or more at June 30, 2008, down from the previous quarter. The company expensed $369,930 in provision for loan losses in the second quarter of 2008, compared to only $116,000 in the same period of 2007. This increase was driven by higher loan growth and more aggressive charge-offs. The reserve for loan losses of $4.6 million represents 0.95% of total loans as of June 30, 2008. There were four non-performing assets at June 30, 2008 totaling $644,000 which represents 0.11% of total assets, well below our peer banks and lower than the $945,000 we reported at March 31, 2008. This included one small non-accrual loan, one non-accrual loan secured by real estate, and two residential properties we are currently marketing, one of which is insured by private mortgage insurance. We have adjusted the values on these assets with no additional losses expected upon their sale or disposition.

Mortgage loan applications were $234 million in the second quarter of 2008, with $150 million in loans closed resulting in significant profit contributions during the quarter. Year to date we have closed $305 million in mortgage loans. Monarch Mortgage is focused on the retail A-paper mortgage market and does not participate in the sub-prime mortgage market. Monarch does not hold any sub-prime mortgage loans or related securities, and because the company began expansion after the sub-prime meltdown, no sub-prime repurchases are expected.

Non-interest income in 2008 increased 347% for the second quarter and 363% year to date from the same period in 2007 to $5,568,835. Mortgage banking revenue, as detailed above, was the primary contributor. Virginia Asset Group and Monarch Investment, our investment and insurance group, reported revenues that were up 51.6% for the second quarter of 2008, and up 35.2% for the year compared to 2007 results. Other contributors to our growth in non-interest income were additional bank fees driven by deposit growth, the gain on the merger of BI Investments, LLC into Infinex Financial, LLC, and gains from the sale of other real estate.

Non-interest expense increased, with the majority of the increase related to the expansion of mortgage operations. Operating expenses in 2008 also grew compared to the same period of 2007 due to the opening of our first OBX Bank office in May of 2007, and the hiring of additional bankers and other critical staffing positions to support our growth. OBX Bank has grown to over $40 million in loans and deposits since opening in May 2007 and has been well received by that market.

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with two offices in Chesapeake, four offices in Virginia Beach, and two offices in Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates one office in Kitty Hawk, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com and OBXBank.com). Monarch Mortgage and our affiliated mortgage companies have eleven offices with locations in Chesapeake, Norfolk, Virginia Beach (2), and Richmond, Virginia as well as Rockville (2), Waldorf, Crofton and College Park, Maryland, and Rehoboth Beach, Delaware. Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Home Mortgage Solutions, LLC (secondary mortgage origination), Virginia Asset Group, LLC (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). The shares of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Contact:	Brad E. Schwartz – (757) 389-5111, www.monarchbank.com
Date:	July 17, 2008

Consolidated Balance Sheets

Monarch Financial Holdings, Inc. and Subsidiaries

(In thousands)

Unaudited

	June 30
	2008	2007
ASSETS:
Cash and due from banks	$12,134	$10,553
Interest bearing bank balances	1,400	4,483
Federal funds sold	252	846

Investment securities:
Securities available for sale	9,183	8,836
Securities held to maturity	1,000	18,582

Total investment securities	10,183	27,418

Mortgage loans held for sale	39,526	7,474

Loans	487,360	357,535
Less allowance for loan losses	(4,621)	(3,494)

Net loans	482,739	354,041

Bank premises and equipment	10,426	8,257
Restricted equity securities	4,613	3,655
Bank owned life insurance	6,663	6,420
Intangible Assets	1,861	—
Accrued interest receivable and other assets	8,777	4,369

Total assets	$578,574	$427,516

LIABILITIES:
Demand deposits—non-interest bearing	$74,926	$69,311
Demand deposits—interest bearing	18,401	13,751
Money market deposits	129,485	142,518
Savings deposits	5,830	5,686
Time deposits	235,884	111,680

Total deposits	464,526	342,946

FHLB borrowings	54,525	37,025
Trust preferred subordinated debt	10,000	10,000
Accrued interest payable and other liabilities	4,087	1,249

Total liabilities	533,138	391,220

MINORITY INTERESTS IN SUBSIDIARIES	93	33

SHAREHOLDERS’ EQUITY:
Preferred stock, $5 par value, 2,000,000 shares authorized, none issued	—	—
Common stock, $5 par, 20,000,000 shares authorized, issued 5,647,175 shares outstanding at June 30, 2008 and 4,896,687 shares outstanding at June 30, 2007	28,236	24,483
Capital in excess of par value	7,818	5,924
Retained earnings	9,315	5,975
Accumulated other comprehensive income (loss)	(26)	(119)

Total shareholders’ equity	45,343	36,263

Total liabilities and shareholders’ equity	$578,574	$427,516

Consolidated Statements of Income

Monarch Financial Holdings, Inc. and Subsidiaries

Unaudited

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
INTEREST INCOME:
Interest on federal funds sold	$8,384	$6,563	$11,884	$11,649
Interest on other bank accounts	36,890	16,974	54,980	34,291
Dividends on restricted securities	60,957	41,275	120,354	77,597
Interest & dividends on investment securities:
Taxable	106,991	147,336	226,526	308,589
Interest and fees on loans	7,004,641	7,247,317	14,397,201	14,006,529

Total interest income	7,217,863	7,459,465	14,810,945	14,438,655

INTEREST EXPENSE:
Interest on deposits	3,175,612	2,958,507	6,509,301	5,716,132
Interest on trust preferred subordinated debt	109,793	177,611	272,329	351,705
Interest on other borrowings	333,391	275,226	837,392	553,012

Total interest expense	3,618,796	3,411,344	7,619,022	6,620,849

NET INTEREST INCOME	3,599,067	4,048,121	7,191,923	7,817,806
PROVISION FOR LOAN LOSSES	368,930	116,000	764,032	259,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,230,137	3,932,121	6,427,891	7,558,806

NON-INTEREST INCOME:
Service charges on deposit accounts	335,068	296,465	664,122	546,304
Mortgage banking income	4,437,381	598,331	8,762,727	1,058,878
Investment and insurance commissions	409,066	269,805	696,424	515,170
Security gains, net	7,655	—	10,801	—
Other income	379,665	81,668	483,480	167,081

Total non-interest income	5,568,835	1,246,269	10,617,554	2,287,433

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,902,679	2,458,277	9,508,101	4,466,590
Occupancy and equipment	879,940	456,089	1,668,306	883,244
Loan Expense	457,075	153,718	924,584	281,346
Data processing	165,055	152,875	332,430	306,826
Other expenses	902,662	719,898	1,636,632	1,321,979

Total non-interest expense	7,307,411	3,940,857	14,070,053	7,259,985

INCOME BEFORE TAXES AND MINORITY INTERESTS	1,491,561	1,237,533	2,975,392	2,586,254

MINORITY INTEREST IN SUBSIDIARY’S INCOME	(117,934)	(38,575)	(165,364)	(53,424)

NET INCOME BEFORE TAXES	1,373,627	1,198,958	2,810,028	2,532,830
Income tax provision	446,600	411,763	914,800	819,247

NET INCOME	$927,027	$787,195	$1,895,228	$1,713,583

NET INCOME PER COMMON SHARE:
Basic	$0.19	$0.16	$0.39	$0.35
Diluted	$0.18	$0.15	$0.38	$0.33

Financial Highlights

Monarch Financial Holdings, Inc. and Subsidiaries

(Unaudited)

(Dollars in thousands, except per share data)	Three Months Ended June 30			Six Months Ended June 30
	2008	2007	Change	2008	2007	Change
EARNINGS
Interest income	$7,218	$7,460	(3.2)%	$14,811	$14,439	2.6%
Interest expense	3,619	3,411	6.1	7,619	6,621	15.1
Net interest income	3,599	4,049	(11.1)	7,192	7,818	(8.0)
Provision for loan losses	369	116	218.1	764	259	195.0
Noninterest income	5,569	1,246	347.0	10,617	2,287	364.2
Noninterest expense	7,307	3,941	85.4	14,070	7,260	93.8
Pre-tax net income	1,492	1,238	20.5	2,975	2,586	15.0
Minority interest in net income	118	39	202.6	165	53	211.3
Income taxes	447	412	8.5	915	819	11.7
Net income	927	787	17.8	1,895	1,714	10.6

PER COMMON SHARE
Earnings per share - basic	$0.19	$0.16	18.8%	$0.39	$0.35	11.4%
Earnings per share - diluted	0.18	0.15	20.0	0.38	0.33	15.2
Book value				8.03	7.41	8.4
Closing market price (adjusted)				10.19	13.29	(23.3)

FINANCIAL RATIOS
Return on average assets	0.68%	0.81%	(16.0)%	0.72%	0.93%	(22.6)%
Return on average shareholders’ equity	9.73	8.74	11.3	10.10	9.75	3.6
Average equity to average assets	6.94	9.24	(24.9)	7.15	9.55	(25.1)
Net interest margin (FTE)	2.96	4.46	(33.6)	3.08	4.44	(30.6)
Non-interest revenue/Total revenue	43.6	14.3	204.9	41.8	13.7	205.1
Efficiency - Consolidated	79.2	74.4	6.5	78.5	71.8	9.3
Efficiency - Bank only	80.0	76.5	4.6	82.0	73.9	11.0

PERIOD END BALANCES
Investment securities				$10,183	$27,418	(62.9)%
Total loans				487,360	357,535	36.3
Interest-earning assets				510,470	400,357	27.5
Assets				578,574	427,516	35.3
Total deposits				464,526	342,946	35.5
Other borrowings				64,525	47,025	37.2
Shareholders’ equity				45,343	36,263	25.0

AVERAGE BALANCES
Total loans	$472,165	$347,881	35.7%	$454,620	$338,342	34.4%
Interest-earning assets	501,402	372,864	34.5	481,510	363,821	32.3
Assets	551,839	390,785	41.2	527,877	371,099	42.2
Total deposits	460,918	322,467	42.9	431,966	313,156	37.9
Other borrowings	50,375	30,051	67.6	55,592	30,403	82.9
Shareholders’ equity	38,315	36,115	6.1	37,719	35,445	6.4

ALLOWANCE FOR LOAN LOSSES
Beginning balance	$4,325	$3,378	28.0%	$3,976	$3,235	22.9%
Provision for loan losses	369	116	218.1	764	259	195.0
Charge-offs	99	—	100.0	156	—	100.0
Recoveries	26	—	100.0	37	—	100.0
Ending balance	4,621	3,494	32.3	4,621	3,494	32.3

ASSET QUALITY RATIOS
Nonperforming assets to total assets				0.11%	0.00%	11.0	bp
Allowance for loan losses to total loans				0.95	0.98	(0.03)%
Allowance for loan losses to nonperforming loans				717.55	0.00	100.00
Charge-off loans to average loans				0.03	0.00	100.00

COMPOSITION OF RISK ASSETS
Nonperforming loans:
90 days past due				$—	$0	100.0%
Nonaccrual				139	0	100.0
OREO				505	0	100.0

Nonperforming assets				644	0	100.00%

bp - Change is measured as difference in basis points.